Consent of Independent Registered Public Accounting Firm

The Board of Directors

Young Innovations, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-61572, 333-65673 and 333-57742) on Form S-8 of Young Innovations, Inc. of our report dated October 13, 2006, with respect to the combined balance sheets of Microbrush, Inc. and Microbrush International Ltd. (collectively, “Microbrush International”) as of December 31, 2005, and the related combined statements of income, stockholders’ equity and comprehensive income, and cash flows for the year then ended, which report appears in the Form 8-K/A of Young Innovations, Inc. dated October 16, 2006.

/s/ KPMG LLP

Chicago, Illinois

October 13, 2006